B. Certification.

                               CERTIFICATIONS

                     I, Dennis M. Connor certify that:

1.    I have prepared this report on Form N-CSR of the CAMCO Investors
Fund;

2. Based on my knowledge, this report does not contain any untrue statement, a material fact or omit to state a material fact necessary to make the statement made, in light of the circumstances under which such statements were made, misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information presented, fairly show in all material respects as of, and for the periods included in this report. Cash flow information is not considered pertinent to this document or the registrant;

4.    The Fund is small being under 15 million dollars in total assets.
Mr. Connor is the certifying officer of the Fund. The Board, in view of the small size of the Fund determined that the clean operation by him over the past year, the continuing history of certified audits and the auditor's satisfaction as stated in their statement of internal control exercised by the Fund, made it unnecessary to have more certifying officers. Mr. Connor therefore is responsible for establishing and maintaining disclosure controls and procedures (as defined in Rule 30a-2 (c) under the Investment Company Act of 1940) for the registrant and has;
a) Designed such disclosure controls and procedures to ensure that material information relating to the registrant is made known to him by all others associated with the Fund, particularly during the period which this report is being prepared;
b) Evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this report (the Evaluation Date); and
c) Mr. Connor has evaluated and believes that the effectiveness of the disclosure controls and procedures produces a satisfactory evaluation of the Fund's financials reported in the audited annual report given above as of the valuation date;

5. The Board of Directors and Mr. Connor have discussed, based on their most recent evaluation, to the registrants auditors;
a) That they were satisfied that there were no significant deficiencies in the design or operation of internal controls which could adversely affect the registrants ability to record, process, summarize, and report financial data; and
b) That there was no fraud, whether or not material, that involves management or other employees who might have a role in internal controls;

6. The registrant's Board of Directors and Mr. Connor hereby state in this report that there are no changes in internal controls or other factors that significantly affect internal controls subsequent to the date our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


(Registrant)                            CAMCO Investors Fund

By (Signature and Title)                /s/ Dennis M. Connor
                                        Dennis M. Connor
                                        President
Date                                    08/28/03


Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, this report has been signed below by the following person on behalf of the registrant and in the capacity and on the date indicated.


By (Signature and Title)                /s/ Dennis M. Connor
                                        Dennis M. Connor
                                        President
                                        08/28/03



By the Commission                       Margaret H. McFarland
                                        Deputy Secretary
Dated                                   June 7, 2003